Exhibit 99.1

A. H. Belo Corporation Announces Fourth Quarter and

Full Year 2016 Financial Results

•	Digital and marketing services revenue grew 20.0 percent in 2016 compared to 2015, primarily from DMV, acquired in 2015, which grew $7.8 million, or 86.6 percent
•	Digital and marketing services revenue represented 33.9 percent of 2016 total advertising and marketing services revenue compared to 27.1 percent in 2015
•	Operating expense declined $6.7 million, or 2.3 percent, and adjusted operating expense declined $11.3 million, or 4.4 percent, in 2016 compared to 2015
•	Annual unique visitors grew 23.9 percent in 2016 compared to 2015
•	Signed operating lease to move the corporate headquarters

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported fourth quarter 2016 net loss attributable to A. H. Belo Corporation (the “Company”) of $(18.9) million,  or $(0.87) per share. In the fourth quarter of 2015, the Company reported net loss attributable to A. H. Belo Corporation of $(13.7) million, or $(0.64) per share. The fourth quarter 2016 loss was driven by a goodwill impairment charge of $22.7 million, while the fourth quarter 2015 loss was primarily attributable to a pension settlement charge of $15.0 million.

In the fourth quarter of 2016, on a non-GAAP basis, the Company reported operating income excluding certain items (“adjusted operating income”)  of $1.8 million,  a decrease of $6.8 million, or 79.3 percent, when compared to the fourth quarter of 2015.

For the full year 2016, net loss attributable to A. H. Belo Corporation was $(19.3) million, or $(0.90) per share. For the full year 2015, the Company reported net loss attributable to A. H. Belo Corporation of $(17.8) million, or $(0.84) per share. The full year 2016 loss was driven by a goodwill impairment charge of  $22.7 million, while the full year 2015 loss was primarily attributable to a pension settlement charge of $15.0 million.

For the full year 2016, on a non-GAAP basis, the Company reported adjusted operating income of $11.6 million,  a decrease of $0.8 million, or 6.4 percent, when compared to the full year 2015.

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2016 Financial Results

March 3, 2017

Jim Moroney, chairman, president and Chief Executive Officer, said, “I am proud of what we accomplished in 2016, especially in how we continued to diversify our sources of revenue to make us less dependent on print related revenues. DMV, which we acquired in  January 2015, grew its revenue by 86.6 percent, or $7.8 million, in 2016. In addition, Speakeasy, our content marketing agency, which we founded in 2012, grew its revenue by 44.1 percent, or $2.1 million. Led by these two companies, our total digital and marketing services revenue, which includes digital advertising revenue in the Company’s publishing segment, grew by 20.0 percent to $51.0 million and now represents 33.9 percent of our total advertising and marketing services revenue, a 680 basis point improvement over 27.1 percent, where it stood at the end of 2015. These accomplishments validate our strategy that through leveraging the trust in our brand and the relationships with our legacy customers, and by providing them with ROI-based marketing solutions, we can earn larger shares of their marketing budgets, help them sell more of their goods and services and accelerate the growth of companies we acquire, or build organically.

In order to support the scale and the quality of journalism we publish daily, we have to keep making progress towards returning our company to year-over-year revenue growth. We are making important progress in the ways I just described, and we will continue to build on this momentum in 2017.

Also, I want to point out that we have made considerable progress in rebuilding our revenues and we have done it without the help of digital subscriptions. We just launched a meter in May 2016 and we are very focused on growing our paid digital subscriber base throughout 2017, which will add an important component to the diversification of our revenues. Finally, notwithstanding a challenging fourth quarter, first quarter 2017 revenue trends favorably with the revenue trends we saw in the first nine months of 2016."

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2016 Financial Results

March 3, 2017

Full Year Results from Continuing Operations

Total revenue was $260.0 million for the full year of 2016, a decrease of $12.1 million, or 4.5 percent, when compared to the prior year period.

Revenue from advertising and marketing services, including print and digital revenues, was $150.3 million for the full year of 2016, a decrease of $6.5 million, or 4.1 percent, when compared to the $156.8 million reported for the full year of 2015. Within advertising and marketing services, total digital and marketing services revenue, which includes digital advertising revenue in the Company’s publishing segment, increased 20.0 percent to $51.0 million primarily due to organic growth associated with Speakeasy and DMV. DMV revenue increased $7.8 million, or 86.6 percent, compared to the prior year. For the full year of 2016, total digital and marketing services revenue was 33.9 percent of total advertising and marketing services revenue, reflecting a 680 basis point increase when compared to the 27.1 percent reported for the full year of 2015. Total digital advertising and marketing services revenue was approximately 19.6 percent of total revenue, reflecting a 400 basis point increase when compared to the 15.6 percent reported for the full year of 2015.

Circulation revenue was $79.6 million, a decrease of $4.0 million, or 4.7 percent, primarily due to lower home delivery and single copy volumes, partially offset by an increase in home delivery subscription rates. In addition, the daily single copy rate for the newspaper was raised from $1.50 to $2.00 on November 14, 2016, which had a negligible impact on the Company’s full year circulation revenue.

Printing, distribution and other revenue decreased  $1.7 million, or 5.3 percent, to $30.1 million for the full year of 2016, primarily due to a decrease of $1.2 million related to CrowdSource events that occurred in 2015, which the Company did not host in 2016, and a decrease in commercial printing revenue of $0.5 million.

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2016 Financial Results

March 3, 2017

Total consolidated operating expense for the full year was $283.7 million, a decrease of $6.7 million, or 2.3 percent, compared to the prior year, primarily due to a pension settlement charge of $15.0 million in 2015, a reduction in newsprint, ink and supplies expense of $5.3 million and other operating expense reductions, partially offset by a goodwill impairment charge of $22.7 million in 2016.

Total consolidated operating expense excluding certain items (“adjusted operating expense”) for the full year 2016 was $248.4 million, a decrease of $11.3 million, or 4.4 percent, compared to $259.7 million of adjusted operating expense reported for the full year 2015. The decrease in adjusted operating expense is a result of the Company’s continued focus on operating efficiency. The Company had 1,221 employees, an increase of 6.7 percent, compared to the prior year. Excluding hiring at DMV and a conversion of production headcount from temporary to permanent employees, the Company’s headcount decreased by 24, or 3.0 percent, when compared to 2015.

The Company’s newsprint expense in 2016 was $13.5 million, a decrease of 17.7 percent, compared to the prior year. Newsprint consumption declined 14.1 percent to 26,752 metric tons. Compared to the prior year, newsprint cost per metric ton decreased 3.4 percent and the average purchase price per metric ton for newsprint increased 0.7 percent.

Fourth Quarter Results from Continuing Operations

Total revenue was $66.1 million in the fourth quarter of 2016,  a decrease of $7.0 million, or 9.6 percent, when compared to the fourth quarter of 2015.

Revenue from advertising and marketing services, including print and digital revenues, was $38.7 million in the  fourth quarter of 2016, a decrease of $3.8 million, or 8.9 percent, when compared to the $42.5 million reported in the fourth quarter of 2015. Within advertising and

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2016 Financial Results

March 3, 2017

marketing services, total digital and marketing services revenue, which includes digital advertising revenue in the Company’s publishing segment, increased 17.4 percent to $13.4 million primarily due to organic growth associated with Speakeasy and DMV. DMV revenue increased $2.3 million, or 81.0 percent, compared to the fourth quarter of 2015. For the fourth quarter of 2016, total digital and marketing services revenue was 34.5 percent of total advertising and marketing services revenue, reflecting a 770 basis point increase when compared to the 26.8 percent reported in the fourth quarter of 2015. Total digital advertising and marketing services revenue was approximately 20.2 percent of total revenue, reflecting a 460 basis point increase when compared to the 15.6 percent reported in the fourth quarter of 2015.

Circulation revenue was $19.8 million, a decrease of $1.6 million, or 7.6 percent, primarily due to lower home delivery and single copy volumes, partially offset by an increase in home delivery subscription rates.

Printing, distribution and other revenue decreased 17.3 percent, to $7.5 million in the fourth quarter of 2016, primarily due to a decrease of $1.4 million related to CrowdSource events that occurred in the fourth quarter of 2015, which the Company did not host in the fourth quarter of 2016.

Total consolidated operating expense in the fourth quarter was $90.2 million, an increase of $7.6 million, or 9.2 percent, compared to the fourth quarter of 2015, primarily due to a  goodwill impairment charge of $22.7 million in the fourth quarter of 2016, partially offset by a pension settlement charge of $15.0 million in the fourth quarter of 2015.

Adjusted operating expense in the fourth quarter of 2016 was $64.3 million, a decrease of $0.2 million, or 0.2 percent, compared to $64.5 million of adjusted operating expense reported in the fourth quarter of 2015.

The Company’s newsprint expense in the fourth quarter of 2016 was $3.5 million, a decrease of 7.0 percent, compared to the fourth quarter of 2015. Newsprint consumption declined

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2016 Financial Results

March 3, 2017

15.6 percent to 6,730 metric tons. Compared to the fourth quarter of 2015, newsprint cost per metric ton increased 10.4 percent and the average purchase price per metric ton for newsprint increased 14.2 percent.

As of December 31, 2016, cash and cash equivalents increased $1.7 million to $80.1 million and the Company had no debt. In December 2016, the Company signed an operating lease to move the corporate headquarters to The Statler Library, commencing mid-year 2017.

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2016 Financial Results

March 3, 2017

Non-GAAP Financial Measures

A reconciliation of operating loss to adjusted operating income and of total operating costs and expense to adjusted operating expense is included in the exhibits to this release.

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2016 Financial Results

March 3, 2017

Financial Results Conference Call

A. H. Belo Corporation will conduct a conference call on Friday,  March 3, 2017, at 9:00 a.m. CST to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at www.ahbelo.com/invest. An archive of the webcast will be available at www.ahbelo.com in the Investor Relations section.

To access the listen-only conference call, dial 1-800-288-8960 (USA) or 612-332-0342 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 11:00 a.m. CST on March 3, 2017 until 11:59 p.m. CST on March 10, 2017. The access code for the replay is 417885.

A. H. Belo Corporation Announces Fourth Quarter and Full Year 2016 Financial Results

March 3, 2017

About A. H. Belo Corporation

A. H. Belo Corporation is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending the Company’s media platform, A. H. Belo Corporation delivers news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

A. H. Belo Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands, except share and per share amounts (unaudited)	2016	2015	2016	2015
Net Operating Revenue:
Advertising and marketing services	$38,734	$42,509	$150,315	$156,790
Circulation	19,813	21,448	79,619	83,581
Printing, distribution and other	7,548	9,131	30,050	31,737
Total net operating revenue	66,095	73,088	259,984	272,108
Operating Costs and Expense:
Employee compensation and benefits	26,592	39,169	104,009	120,818
Other production, distribution and operating costs	30,986	32,792	119,830	125,829
Newsprint, ink and other supplies	6,756	7,617	25,590	30,892
Depreciation	2,988	2,820	10,713	11,515
Amortization	226	242	906	1,349
Goodwill impairment	22,682	—	22,682	—
Total operating costs and expense	90,230	82,640	283,730	290,403
Operating loss	(24,135)	(9,552)	(23,746)	(18,295)
Other Income (Expense):
Loss from equity method investments, net	—	(777)	—	(1,065)
Other income (expense), net	1,693	508	2,294	(404)
Total other income (expense), net	1,693	(269)	2,294	(1,469)
Loss from Continuing Operations Before Income Taxes	(22,442)	(9,821)	(21,452)	(19,764)
Income tax provision (benefit)	(3,633)	4,031	(2,272)	(1,570)
Loss from Continuing Operations	(18,809)	(13,852)	(19,180)	(18,194)
Loss from divestiture of discontinued operations	—	(1)	—	(63)
Loss from Discontinued Operations	—	(1)	—	(63)
Net Loss	(18,809)	(13,853)	(19,180)	(18,257)
Net income (loss) attributable to noncontrolling interests	65	(196)	130	(415)
Net Loss Attributable to A. H. Belo Corporation	$(18,874)	$(13,657)	$(19,310)	$(17,842)

Per Share Basis
Net loss attributable to A. H. Belo Corporation
Basic and diluted	$(0.87)	$(0.64)	$(0.90)	$(0.84)
Number of common shares used in the per share calculation:
Basic and diluted	21,676,260	21,460,241	21,620,539	21,408,940

A. H. Belo Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31,
In thousands (unaudited)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$80,071	$78,380
Accounts receivable, net	29,114	31,502
Other current assets	12,939	13,467
Total current assets	122,124	123,349
Property, plant and equipment, net	43,759	51,358
Intangible assets, net	4,872	5,778
Goodwill	14,201	36,883
Other assets	7,775	4,133
Total assets	$192,731	$221,501
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,036	$12,736
Accrued compensation and other current liabilities	14,975	11,812
Advance subscription payments	13,243	14,424
Total current liabilities	37,254	38,972
Long-term pension liabilities	54,843	57,446
Other liabilities	8,812	4,812
Total liabilities	100,909	101,230
Noncontrolling interest - redeemable	2,670	1,421
Total shareholders’ equity attributable to A. H. Belo Corporation	87,918	117,781
Noncontrolling interests	1,234	1,069
Total shareholders' equity	89,152	118,850
Total liabilities and shareholders’ equity	$192,731	$221,501

A. H. Belo Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Loss to Adjusted Operating Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands (unaudited)	2016	2015	2016	2015
Total net operating revenue	$66,095	$73,088	$259,984	$272,108
Total operating costs and expense	90,230	82,640	283,730	290,403
Operating Loss	$(24,135)	$(9,552)	$(23,746)	$(18,295)

Total operating costs and expense	$90,230	$82,640	$283,730	$290,403
Less:
Depreciation	2,988	2,820	10,713	11,515
Amortization	226	242	906	1,349
Severance expense	24	145	1,073	2,891
Pension plan settlement loss	—	14,964	—	14,964
Goodwill impairment	22,682	—	22,682	—
Adjusted Operating Expense	$64,310	$64,469	$248,356	$259,684

Total net operating revenue	$66,095	$73,088	$259,984	$272,108
Adjusted operating expense	64,310	64,469	248,356	259,684
Adjusted Operating Income	$1,785	$8,619	$11,628	$12,424

The Company calculates adjusted operating income by adjusting operating loss to exclude depreciation,  amortization, severance expense,  pension plan settlement loss and goodwill impairment (“adjusted operating income”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

Adjusted operating income is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income should not be considered in isolation or as a substitute for net loss from continuing operations, cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.